Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We have issued our report dated March 3, 2014 with respect to the consolidated financial statements and schedule of Icahn Enterprises Holdings L.P. and subsidiaries included in the joint Annual Report of Icahn Enterprises L.P. and Icahn Enterprises Holdings L.P. on Form 10-K for the year ended December 31, 2013, which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in this Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/Grant Thornton, LLP

New York, New York

March 28, 2014